Exhibit 10.1

MAXCYTE, INC.

LONG - TERM INCENTIVE PLAN

(Formerly known as MaxCyte, Inc. 2000 Long-Term Incentive Plan) Amended
and Restated as of May 17, 2016

1.            Definitions. In this Plan, except where the context otherwise indicates, the following definitions shall apply:

1.1              “Affiliate” means a corporation that is a parent or subsidiary corporation of the Company, as defined in Sections 424(e) or (f) of the Code (but substituting “the Company” for “employer corporation”).

1.2              “Agreement” means a written agreement evidencing an Award.

1.3              “Award” means a grant of an Option or Performance Award or an award of Restricted Stock or Incentive Shares.

1.4              “Board” means the Board of Directors of the Company.

1.5              “Code” means the Internal Revenue Code of 1986, as amended.

1.6              “Committee” means such committee(s), subcommittee(s) or person(s) appointed by the Board to administer this Plan or to make and/or administer specific Awards hereunder. If no such appointment is in effect at any time, “Committee” shall mean the Board.

1.7              “Common Stock” means the common stock, par value $.01 per share, of the Company.

1.8              “Company” means MaxCyte, Inc. (formerly known as TheraMed, Inc.) and any successor thereto.

1.9              “Date of Exercise” means the date on which the Company receives notice of the exercise of an Option in accordance with the terms of Section 7.1.

1.10          “Date of Grant” means the date on which an Option, or Performance Award is granted or Restricted Stock or Incentive Shares are awarded under this Plan.

1.11          “Eligible Person” means (a) any person who is an Employee (b) any person who is hired to be an Employee, (c) any Non-Employee Director and (d) any consultant or independent contractor to the Company or an Affiliate who is determined by the Committee to render key services to the Company or an Affiliate.

1.12          “Employee” means any person determined by the Committee to be an employee of the Company or an Affiliate.

1.13          “EntreMed” means EntreMed, Inc., a Delaware corporation, and any successor thereto.

1.14          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.15          “Exchange Stock” means the capital stock of another corporation received by the stockholders of the Company, as part of an Exchange Transaction.

1.16         “Exchange Transaction” means a merger (other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event, in the case of each type of transaction, so designated by the Board, acting in its discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their Shares of Common Stock.

1.17          “Fair Market Value” means an amount equal to the then fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose, or, unless otherwise determined by the Committee, if the Shares become registered under the Securities Act of 1933 and the Shares are traded on a securities exchange or automated dealer quotation system, fair market value shall be the last sale price for a Share on such securities exchange or automated dealer quotation system as reported by such source as the Committee may select.

1.18          “Incentive Shares” means an award providing for the contingent grant of Shares pursuant to the provisions of Section 9.

1.19          “Incentive Stock Option” means an Option granted under this Plan that the Company designates as an incentive stock option under Section 422 of the Code.

1.20          “Non-Employee Director” means any member of the Company’s or an Affiliate’s Board of Directors who is not an Employee.

1.21          “Nonstatutory Stock Option” means an Option granted under this Plan that is not an Incentive Stock Option.

1.22          “Option” means an option to purchase Shares granted under this Plan in accordance with the terms of Section 6.

1.23          “Option Period” means the period during which an Option may be exercised.

1.24          “Option Price” means the price per Share at which an Option may be exercised.

1.25          “Participant” means an Eligible Person who has received an Award hereunder.

1.26          “Performance Award” means a performance award granted under the Plan in accordance with the terms of Section 10.

1.27         “Performance Goals” means performance goals established by the Committee which may be based on earnings or earnings growth, sales, return on assets, cash flow, total shareholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance standards may be particular to an Eligible Person or the department, branch, Affiliate or other division in which he or she works, or may be based on the performance of the Company generally, and may cover such period as may be specified by the Committee.

1.28          “Plan” means the MaxCyte, Inc. Long-Term Incentive Plan, as amended from time to time.

1.29          “Restricted Stock” means Shares awarded under the Plan pursuant to the provisions of Section 8.

1.30          “Share” means a share of Common Stock.

1.31         “Ten-Percent Stockholder” means a Participant who (applying the rules of Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate.

2.             Purpose. This Plan is intended to assist the Company and its Affiliates in attracting and retaining Eligible Persons of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company and its Affiliates.

3.           Administration. The Committee shall administer this Plan and shall have plenary authority, in its discretion, to award Options, Restricted Stock, Incentive Shares and Performance Awards to Eligible Persons, subject to the provisions of this Plan. The Committee shall have plenary authority and discretion, subject to the provisions of this Plan, to determine the Eligible Persons to whom Options, or Performance Awards shall be granted and to whom Restricted Stock or Incentive Shares shall be awarded, the terms (which terms need not be identical) of all Awards to Eligible Persons, including without limitation the Option Price of Options, the time or times at which Awards are made, the number of Shares covered by Awards, whether an Option shall be an Incentive Stock Option or a Nonstatutory Stock Option, any exceptions to non-transferability, any Performance Goals applicable to Awards, any provisions relating to vesting, and the period during which Options may be exercised and Restricted Stock shall be subject to restrictions. In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by the Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, and make all other determinations deemed necessary or advisable for the administration of this Plan. The determinations of the Committee on the matters referred to in this Section 3 shall be binding and final.

4.          Eligibility. Options, Restricted Stock, Incentive Shares and Performance Awards may be granted or awarded only to Eligible Persons; provided, however, that Incentive Stock Options may not be granted to Eligible Persons who are not Employees.

5.            Stock Subject to Plan.

5.1              Subject to adjustment as provided in Section 11, the maximum number of Shares that may be issued under this Plan is a number of Shares equal to the sum of (a) 6,264,682 Shares plus (b) ten percent (10%) of the Shares that are issued and outstanding at the time Awards are made under the Plan from time to time, provided, however, that when the right to acquire Shares under an Award has been released, lapsed, or otherwise become incapable of exercise, such Shares shall be capable of being issued under a new Award under the Plan.

5.2              If an Option expires or terminates for any reason without having been fully exercised, if Shares of Restricted Stock are forfeited or if Shares covered by an Incentive Share Award or Performance Award are not issued or are forfeited, the unissued or forfeited Shares which had been subject to the Award shall become available for the grant of additional Awards. In no event shall Shares which, under this Plan, are authorized to be used in payment of an Incentive Share or Performance Awards be deemed to be unavailable for purposes of the Plan until such Shares have been issued in payment thereof in accordance with the provisions of Sections 9 and 10.

6.           Options.

6.1              Options granted under this Plan to Eligible Persons shall be either Incentive Stock Options or Nonstatutory Stock Options, as designated by the Committee; provided, however, that Incentive Stock Options may not be granted to Eligible Persons who are not Employees. Each Option granted under this Plan shall be clearly identified either as a Nonstatutory Stock Option or an Incentive Stock Option and shall be evidenced by an Agreement that specifies the terms and conditions of the grant. Options shall be subject to the terms and conditions set forth in this Section 6 and such other terms and conditions not inconsistent with this Plan as the Committee may specify.

6.2              The price per share of Common Stock at which an Option granted under this Plan may be exercised shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Date of Grant. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to a Participant who, at the time of grant, is a Ten Percent Shareholder, the exercise price per share shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the Common Stock on the date on which the Option is granted.

6.3              The Option Period shall be determined by the Committee and specifically set forth in the Agreement; provided, however, that an Option shall not be exercisable after ten years (five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) from its Date of Grant.

6.4              The Committee, in its discretion, may provide in an Agreement for the right of a Participant to surrender to the Company an Option (or a portion thereof) that has become exercisable and to receive upon such surrender, without any payment to the Company (other than required tax withholding amounts) that number of Shares (equal to the highest whole number of Shares) having an aggregate fair market value as of the date of surrender equal to that number of Shares subject to the Option (or portion thereof) being surrendered multiplied by an amount equal to the excess of (i) the Fair Market Value on the date of surrender over (ii) the Option Price, plus an amount of cash equal to the fair market value of any fractional Share to which the Participant would be entitled but for the parenthetical above relating to whole number of Shares. Any such surrender shall be treated as the exercise of the Option (or portion thereof).

7.            Exercise of Options.

7.1              An Option may, subject to the terms of the applicable Agreement under which it was granted, be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by (a) a full payment for the Shares with respect to which the Option is exercised or (b) irrevocable instructions to a broker to deliver promptly to the Company cash equal to the exercise price of the Option. To the extent provided in the applicable Option Agreement, payment may be made in whole or in part by delivery (including constructive delivery) of Shares (provided that such Shares have been held by the Participant for at least six (6) months) valued at Fair Market Value on the Date of Exercise or by delivery of a promissory note as provided in Section 7.2 hereof.

7.2              To the extent provided in an Agreement and permitted by applicable law, the Committee may accept as partial payment of the Option Price a promissory note executed by the Participant evidencing his or her obligation to make future cash payment thereof. Promissory notes made pursuant to this Section 7.2 shall be payable upon such terms as may be determined by the Committee, shall be secured by a pledge of the Shares received upon exercise of the Option, or other securities the Committee may deem to be acceptable for such purposes, and shall bear interest at a rate fixed by the Committee.

7.3              Options granted under this Plan shall not be transferable except by will, the laws of descent and distribution, or as provided by the Committee in an Agreement.

Notwithstanding the preceding sentence, the Committee may determine at the time a Nonstatutory Stock Option is granted to a Participant or thereafter that the Option is transferable by the Participant to such persons, including, without limitation, members of the Participant’s immediate family or a trust created for the benefit of any members of the Participant’s immediate family, under such circumstances and subject to such conditions as the Committee may prescribe.

8.            Restricted Stock Awards.

8.1              Restricted Stock awards under this Plan shall consist of Shares that are restricted against transfer, subject to forfeiture, and subject to such other terms and conditions as may be determined by the Committee. Such terms and conditions may provide, in the discretion of the Committee, for the vesting of such awards to be contingent upon the achievement of one or more specified Performance Goals.

8.2              Restricted Stock awards under this Plan shall be evidenced by Agreements specifying the terms and conditions of the Award. Each Agreement evidencing an Award of Restricted Stock shall contain the following:

(a)               prohibitions against the sale, assignment, transfer, exchange, pledge, hypothecation, or other encumbrance of (i) the Shares awarded as Restricted Stock under this Plan, (ii) the right to vote the Shares, and (iii) the right to receive dividends thereon, in each case during, the restriction period applicable to the Shares; provided, however, that the Participant shall have all the other rights of a stockholder including without limitation the right to receive dividends and the right to vote the Shares;

(b)               a requirement that each certificate representing Shares of Restricted Stock shall be deposited with the Company, or its designee, and shall bear the following legend:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in the MaxCyte, Inc. 2000 Long-Term Incentive Plan, and an Agreement entered into between the registered owner and MaxCyte, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of this Plan and the Agreement, a copy of each of which is on file in the office of the Secretary of MaxCyte, Inc.”

(c)               the terms and conditions upon which any restrictions applicable to Shares of Restricted Stock shall lapse and new certificates free of the foregoing legend shall be issued to the Participant or his or her legal representative; and

(d)               such other terms, conditions and restrictions as the Committee in its discretion may specify, including without limitation terms that condition the lapse of forfeiture and transfer restrictions upon the achievement of Performance Goals.

9.             Incentive Share Awards. Incentive Shares awarded under this Plan shall be evidenced by an Agreement specifying the terms and conditions of such Award. Incentive Share Awards shall provide for the issuance of Shares to a Participant at such times and subject to such terms and conditions as determined by the Committee, including without limitation terms that condition the issuance of Shares upon the achievement of Performance Goals.

10.           Performance Awards. Performance Awards granted under this Plan shall be evidenced by an Agreement specifying the terms and conditions of such Award. Performance Awards shall become payable on account of attainment of one or more Performance Goals established by the Committee. Performance Awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as specified in the Agreement. If a Performance Award is paid in cash, the Award shall be deemed, for purposes of Section 5.1 hereof, to cover a number of shares of Common Stock equal to the quotient obtained by dividing the dollar amount of the Award payment by the Fair Market Value of a Share as of the date of payment, rounded to the next highest whole number.

11.          Capital Changes; Other Transactions.

11.1          Recapitalizations. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate corresponding adjustments shall be made to: (1) the maximum number and/or class of securities issuable under the Plan, and (2) the number and/or class of securities covered by each outstanding Award, and (3) the exercise price per share in effect under each outstanding Option.

11.2          Extension of Exercise Period. The Committee, at the time an Option is granted or thereafter, may provide for an extended exercise period with respect to Options held by Participants whose employment with the Company is terminated for any reason other than by the Company for “cause” (as such term is defined by the Committee in the Option agreement), provided that the extended post-termination exercise period may not extend beyond the earlier of (a) the seventh anniversary of such date, or (b) the tenth anniversary of the date the Option is granted.

11.3          Effect of Exchange Transactions. In the event of and in connection with an Exchange Transaction, the Board may take such actions as it deems necessary or appropriate in order to provide for the orderly disposition of outstanding Options in a manner which is in the best interests of the Company and its stockholders. Such actions may include, without limitation, (a) accelerating the vesting of outstanding Options, in whole or in part, so that the holders of such Options may participate in or be cashed out in connection with the Exchange Transaction, or (b) if, as part of an Exchange Transaction, the stockholders of the Company receive Exchange Stock in exchange for their Shares (whether or not such Exchange Stock is the sole consideration), converting outstanding Options in whole or in part into Options to purchase Shares of Exchange Stock. Any such conversion shall be made in a manner that is consistent with the requirements of Treasury Regulations Section 1.424-1(a)(3) and Section 409A of the Code. Unless the Board determines otherwise, the vesting conditions with respect to the converted options shall be substantially the same as the vesting conditions set forth in the original option agreement. Any vested Options that are neither converted into options to purchase Exchange Stock nor exercised or cashed out prior to the Exchange Transaction will thereupon terminate. For the purposes hereof, a “change in control” within the meaning of a participant’s award agreement will be deemed to be an Exchange Transaction and the provisions of the participant’s agreement relating to the effect of a change in control will be disregarded if and to the extent such provisions are not consistent with the provisions hereof.

12.          Drag – Along Right. In the event of an Exchange Transaction, the Company may require each Participant who has exercised all or part of an Option to participate in such Exchange Transaction with respect to all or a proportionate number of the Participant’s Shares. In order to exercise its Drag-Along Right, the Company shall deliver to each affected Participant written notice (the “Drag –Along Notice”) specifying the material terms of the Exchange Transaction, including the identity of the purchaser, the terms of the transaction and the costs expected to be incurred in connection with such transaction. The Committee shall establish such rules and procedures as it deems necessary or advisable in order to administer the Drag-Along Right of the Company in a uniform and non-discriminatory manner with respect to the affected participants. Each affected participant will be required to acknowledge the Company’s Drag-Along Right and to abide by the terms and conditions thereof as a condition to the exercise of the Participant’s Option. This Section 12 shall terminate immediately prior to an initial public offering of the Company’s Common Stock.

13.          Termination or Amendment. The Board may amend, alter or terminate this Plan in any respect at any time; provided, however, that, after this Plan has been approved by the stockholders of the Company, no amendment, alteration or termination of this Plan shall be made by the Board without approval of (a) the Company’s stockholders to the extent stockholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, if any, and (b) each affected Participant if such amendment, alteration or termination would adversely affect his or her rights or obligations under any Award made prior to the date of such amendment, alteration or termination.

14.          Modification, Extension, Renewal, Substitution.

14.1          Subject to the terms and conditions of this Plan, the Committee may modify, extend or renew outstanding Options, or accept the surrender of outstanding Options granted under this Plan or options granted under any other plan of the Company or an Affiliate (to the extent not theretofore exercised), and authorize the granting of new Options pursuant to this Plan in substitution therefor. Any substituted Options may specify a lower exercise price than the surrendered options, a longer term than the surrendered options, or have any other provisions that are authorized by this Plan. Subject to the terms and conditions of this Plan, the Committee may modify the terms of any outstanding Awards. Notwithstanding the foregoing, however, no modification of an Award shall, without the consent of the Participant, alter or impair any of the Participant’s rights or obligations under such Award.

14.2          Anything contained herein to the contrary notwithstanding, Options, Restricted Stock, Incentive Shares and Performance Awards may, at the discretion of the Committee, be granted under this Plan in substitution for options and such other awards covering capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Affiliates. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the awards in substitution for which they are granted. Such substitute Awards granted hereunder shall not be counted toward the Share limit imposed clause (b) of the first sentence of Section 5.1.

15.         Effectiveness of this Plan. This Plan and any amendments hereto requiring stockholder approval pursuant to Section 12 are subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption by the Board. Subject to such stockholder approval, this Plan and any amendments hereto are effective on the date on which they are adopted by the Board.

16.          Withholding. The Company’s obligation to deliver Shares or pay any amount pursuant to the terms of any Award hereunder shall be subject to satisfaction of applicable federal, state and local tax withholding requirements. To the extent provided in the applicable Agreement and in accordance with rules prescribed by the Committee, a Participant may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (a) tendering a cash payment, (b) authorizing the Company to withhold Shares otherwise issuable to the Participant, or (c) delivering to the Company already owned and unencumbered Shares.

17.          Terms of this Plan. Unless sooner terminated by the Board pursuant to Section 12, this Plan shall terminate on December 31, 2026, and no Awards may be granted or awarded after such date. The termination of this Plan shall not affect the validity of any Award outstanding on the date of termination.

18.         Indemnification of Committee. In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Option, Restricted Stock, Incentive Shares or Performance Awards granted or awarded hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

19.          General Provisions.

19.1          The establishment of this Plan shall not confer upon any Eligible Person any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in this Plan.

19.2          This Plan does not constitute inducement or consideration for the employment or service of any Eligible Person, nor is it a contract between the Company or any Affiliate and any Eligible Person. Participation in this Plan shall not give a an Eligible Person any right to be retained in the service of the Company or any Affiliate.

19.3          Neither the adoption of this Plan nor its submission to the stockholders, shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant, or assume options, warrants, rights, or restricted stock, or other awards otherwise than under this Plan, or to adopt other stock option, restricted stock, or other plans or to impose any requirement of stockholder approval upon the same.

19.4          The interests of any Eligible Person under this Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as provided in an Agreement.

19.5          This Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware.

19.6          The Committee may require each person acquiring Shares pursuant to Awards hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions.

19.7          The Company shall not be required to issue any certificate or certificates for Shares with respect to Awards under this Plan, or record any person as a holder of record of such Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies deemed necessary by the Committee, and without complying to the Board’s or Committee’s complete satisfaction, with all rules and regulations, under federal, state or local law deemed applicable by the Committee.

MaxCyte, Inc.

LONG TERM INCENTIVE PLAN

UK SUB-PLAN

The Board has adopted this sub-plan for the purposes of the Long Term Incentive Plan’s operation in the UK. Any Awards granted under the Plan to a Participant who is resident in the UK shall be subject to the following additional limitations, terms and conditions.

1.	The definition in section 1.1 (Affiliate) shall be amended in relation to Awards granted pursuant to this Sub-Plan so that it reads as follows:

“Affiliate” means the Company and/or any member of the Company’s group (as defined in sections 554Z(5) and (6) of part 7A of the Income Tax (Earnings & Pensions) Act 2003).

2.	The definition in section 1.11 (Eligible Person) shall be amended in relation to Awards granted pursuant to this Sub-Plan so that it reads as follows:

“Eligible Person” means any person who is an Employee of the Company or an Affiliate.

3.	The definition in section 1.12 (Employee) shall be amended in relation to Awards granted pursuant to this Sub-Plan so that it reads as follows:

“Employee” means any person who is a bona fide employee of the Company or an Affiliate (including any director who is also an employee) as determined by the Committee.

4.	The grant of Awards in the form of Options to Eligible Persons in the UK will be implemented in accordance with the rules of the Plan (as amended by this Sub-Plan) and the terms and conditions of the UK Option Agreement attached to this Sub-Plan (as amended by the Committee in its absolute discretion from time to time).